INVESTMENT AGREEMENT

Dated as of

October 7, 2007

Between

China Minsheng Banking Corp., Ltd.

&

UCBH Holdings, Inc.

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) dated as of October 7, 2007, between China Minsheng Banking Corp., Ltd., a Chinese joint stock commercial bank (“Buyer”) and UCBH Holdings, Inc., a Delaware corporation (“Issuer”).

WHEREAS, Issuer desires to (a) issue certain Common Stock (as defined herein) to Buyer and (b) arrange for sales by certain shareholders of Issuer of Common Stock to Buyer, and Buyer desires to (i) purchase such Common Stock and (ii) subject to compliance with applicable law, make third party purchases of Common Stock, all upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, on the First Closing Date (as defined herein), Buyer and Issuer intend to enter into an Investor’s Rights and Standstill Agreement (the “Investor’s Rights Agreement”) in the form attached hereto as Exhibit A and a Voting Agreement (the “Voting Agreement”) in the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Issuer and Buyer hereby agree as follows:

ARTICLE I.
Definitions

Section 1.01  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person at any time, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of such time; provided that, for the purposes of this Agreement, Buyer and its Affiliates shall not be Affiliates of Issuer, and Issuer and its Affiliates shall not be Affiliates of Buyer.

“Ancillary Agreements” means the Investor’s Rights Agreement and the Voting Agreement.

“Average Closing Price” means the average daily closing price per share of Issuer’s Common Stock as quoted on the Nasdaq Global Select Market for the 90 trading day period set forth in the definitions of the Step One Average Closing Price, the Step Two Average Closing Price, and the Step Three Average Closing Price, as applicable.

“Beneficial Ownership” by a Person shall be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 promulgated under the Exchange Act; provided that Buyer shall not be deemed to Beneficially Own any Common Stock subject to this Agreement prior to the purchase of such Common Stock by Buyer. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities that are Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member.  Notwithstanding the foregoing, securities Beneficially Owned by Buyer and its Affiliates shall not include, for any purpose under this Agreement, any Common Stock held by Buyer and its Affiliates (i) in trust for the benefit of persons other than Buyer and its Affiliates; (ii) in managed, brokerage, custodial, nominee or other customer accounts; (iii) in mutual funds, open- or closed-end investment funds or other pooled investment vehicles sponsored, managed and/or advised or subadvised by Buyer or its Affiliates; or (iv) by Affiliates of Buyer (or any division thereof) which are broker-dealers or otherwise engaged in the securities business, provided that in each case, such securities were acquired in the ordinary course of business of their respective banking, investment management and securities business and not with the intent or purpose on the part of Buyer or its Affiliates of influencing control of Issuer or avoiding the provisions of this Agreement.  The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or Beijing, China are authorized or required by applicable law to close.

“Buyer Percentage” shall mean, at any time, the ratio, expressed as a percentage of the total number of shares of Common Stock Beneficially Owned by Buyer to the total number of issued and outstanding shares of Common Stock.

“CADFI” means the California Department of Financial Institutions.

“Capital Stock” means Common Stock and Preferred Stock.

“CBRC” means the China Bank Regulatory Commission or its duly authorized local branch, as the case may be, or any successors thereto.

“Closing Date” means any or each of the First Closing Date, Second Closing Date or Third Closing Date.

“Common Stock” means common stock of Issuer, par value $0.01 per share.

“Confidentiality Agreement” means the confidentiality letter agreement, dated September 5, 2007 between Issuer and Buyer, as may be amended from time to time.

“Control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CSRC” means the China Securities Regulatory Commission or its duly authorized local branch, as the case may be, or any successors thereto.

“Deemed Closing” means a Step Two Deemed Closing or a Step Three Deemed Closing.

“Defensive Measure” means (i) any provision of the certificate of incorporation or bylaws of Issuer the purpose or effect of which is, in whole or in part, to defer, delay or make more costly or burdensome, the consummation of the acquisition of Common Stock by Buyer contemplated this Agreement, (ii) any shareholder rights plan or “poison pill”, including any amendment to the Shareholder Rights Agreement (other than the amendment referred to in Section 5.08), (iii) any employment or severance agreement and any employee benefit plan that would provide for enhanced benefits to officers, directors or employees of Issuer or any of its Subsidiaries or any acceleration of any such benefits in connection with the consummation of the acquisition of Common Stock by Buyer contemplated this Agreement, (iv) any contract or agreement to which Issuer is a party that would impose on Issuer or any of its Subsidiaries a material cost, or deprives Issuer or any of its Subsidiaries of a material asset or benefit, in either case, in connection with the consummation of  the acquisition of Common Stock of Issuer contemplated this Agreement and (vi) any act by the board of directors of Issuer or any of its Subsidiaries that is intended to have or has any of the effects described in clauses (i) through (vi) above.

“Equity Securities” means (i) any equity securities of Issuer, including the Common Stock and the Preferred Stock and (ii) any securities of Issuer that are convertible into,

exchangeable for, or otherwise entitle the holder thereof to receive or purchase equity securities of Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“First Closing Date” means the date of the First Closing.

“First Closing” means the closing of the purchase and sale of the Initial Shares.

“FRB” means the Federal Reserve Board.

“GAAP” means, in the case of Issuer, the generally accepted accounting principles in the United States as in effect from time to time, or in the case of Buyer, the generally accepted accounting principles in the People’s Republic of China as in effect from time to time.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality of the United States of America or the People’s Republic of China, including any Regulatory Agency and the SEC; provided that, for the avoidance of doubt “Governmental Entity” shall not include any state-owned enterprise or investment company or fund established by any government or governmental agency.

“Group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Initial Shares” means the number of newly issued shares of Common Stock equal to the product of 0.051525 multiplied by the Step One Outstanding Shares.

“Investor’s Rights Agreement” means the Investor’s Rights and Standstill Agreement in the form attached as Exhibit A, which Issuer and Buyer shall enter into on the First Closing.

“Issuer Disclosure Schedule” means the disclosure schedule dated the date hereof, delivered by Issuer to Buyer in connection with, and forming part of, this Agreement.

“KRX Index” means the Keefe, Bruyette & Woods Regional Banking Index.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law or order imposed by any Governmental Entity and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind (including tax and environmental liens) in respect of such property or asset.

“Material Adverse Effect” means with respect to a Person, any event, change, circumstance or effect which, individually or in the aggregate with any other events, changes, circumstances or effects occurring on or after the date hereof, (i) is materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries (if any) taken as a whole, other than any such event, chance, circumstance or effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by Governmental Entities, (B) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, (C) events or conditions in economic, business or financial conditions generally or affecting banks, thrifts or their holding companies specifically (including changes in the prevailing level of interest rates), (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) in the case of Issuer, any action or omission of Issuer taken with the prior written consent of Buyer, or (F) in the case of Buyer, any action or omission of Buyer taken with the prior written consent of Issuer; or (ii) materially impairs the ability of such Person to consummate the transactions contemplated hereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Preferred Stock” means preferred stock of Issuer, par value $0.01 per share.

“Regulatory Agency” means any banking agency or department of any foreign, U.S. federal or state government, including the CADFI, the FRB, the FDIC, the CBRC, the SAFE or the respective staffs thereof.

“SAFE” means the State Administration of Foreign Exchange, a Chinese Governmental Entity.

“SEC Documents” means, collectively, all forms, reports and documents required to be filed by Issuer with the SEC since December 31, 2004, including (i) any Annual Reports on Form 10-K, (ii) any Quarterly Reports on Form 10-Q, (iii) any proxy statements relating to Issuer’s meetings of stockholders (whether annual or special) and (iv) any other forms, reports and other registration statements required to be filed by Issuer with the SEC, as such documents may be amended since the time of their filing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing Date” means the date of the Second Closing.

“Second Closing” means the closing of the transaction resulting in Buyer acquiring the Step Two Buyer Percentage.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Rights Plan” means the rights agreement dated January 28, 2003 between Issuer and Mellon Investor Services LLC, as it may be amended from time to time.

“Step One Average Closing Price” means $17.79, which was the Average Closing Price for the 90 trading days immediately preceding September 29, 2007.

“Step One Date” means the fifth Business Day prior to the First Closing Date.

“Step One KRX Index” means the KRX Index on the trading day immediately preceding the date of this Agreement.

“Step One Outstanding Shares” means the total number of shares of Common Stock outstanding on the Step One Date.

“Step Three Average Closing Price” means the Average Closing Price for the 90 trading days preceding the Step Three Baseline Date.

“Step Three Baseline Date” means the fifth Business Day prior to the Third Closing Date.

“Step Three Buyer Outstanding Shares” means the total number of shares of Common Stock Beneficially Owned by Buyer on the Step Three Baseline Date.

“Step Three Buyer Percentage” means a Buyer Percentage of 20.0%.

“Step Three KRX Index” means the KRX Index on the Step Three Baseline Date.

“Step Three Outstanding Shares” means the total number of shares of Common Stock outstanding on the Step Three Baseline Date.

“Step Three Purchase Price” has the meaning given such term in Section 2.03(d) hereto, which price may be adjusted pursuant thereto.

“Step Three Shares” means the number of shares of Common Stock equal to:

1.25(Y x 0.20 – Z)

where:	Y = Step Three Outstanding Shares

Z = Step Three Buyer Outstanding Shares

“Step Two Average Closing Price” means the Average Closing Price for the 90 trading days preceding the Step Two Baseline Date.

“Step Two Baseline Date” means the fifth Business Day prior to the Second Closing Date.

“Step Two Buyer Outstanding Shares” means the total number of shares of Common Stock Beneficially Owned by Buyer on the Step Two Baseline Date.

“Step Two Buyer Percentage” means a Buyer Percentage of 9.9%.

“Step Two KRX Index” means the KRX Index on the Step Two Baseline Date.

“Step Two Outstanding Shares” means the total number of shares of Common Stock outstanding on the Step Two Baseline Date.

“Step Two Purchase Price” has the meaning given such term in Section 2.02(c) hereof, which price may be adjusted pursuant thereto.

“Step Two Shares” means the number of shares of Common Stock equal to:

1.1099(Y x 0.099 – Z)

where:	Y = Step Two Outstanding Shares

Z = Step Two Buyer Outstanding Shares

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time indirectly or indirectly owned by such Person.

“Third Closing Date” means the date of the Third Closing.

“Third Closing” means the closing of the transaction resulting in Buyer acquiring the Step Three Buyer Percentage

“Treasury Stock” means shares of Common Stock that are classified as treasury stock in accordance with GAAP.

“UCB” means United Commercial Bank, a California state-chartered bank and a wholly owned Subsidiary of Issuer.

ARTICLE II.
Purchase and Sale

Section 2.01  Initial Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the First Closing, Issuer shall sell to Buyer, and Buyer shall purchase from Issuer, the Initial Shares.  The purchase price for the Initial Shares shall be (i) the Step One Average Closing Price multiplied by (ii) the number of the Initial Shares (the “Initial Purchase Price”).  The Initial Purchase Price shall be paid as provided in Section 2.04.

Section 2.02  Second Step Purchase by Buyer.

(a)  Following the First Closing and subject to the terms and conditions of this Agreement, including Section 2.02(b) and Section 6.01(a)(ii), (i) Buyer shall purchase from Issuer or from one or more third parties designated by Issuer, and (ii) Issuer shall (x) issue and sell to Buyer and/or (y) introduce Buyer, pursuant to Section 2.05, to third parties who may offer to sell to Buyer, the aggregate number of shares of Common Stock that, after giving effect to such purchase(s), result in the Buyer Percentage being equal to the Step Two Buyer Percentage.  Subject to Section 2.02(b), the proportions of shares of Common Stock issued and sold by Issuer (the “Step Two Primary Issuance”) and purchased from third parties (“Step Two Secondary Transactions”) shall be determined by Issuer.  Issuer shall (A) in the case of Step Two Secondary Transactions provide Buyer notice of the identity of such third party or parties, including contact information no later than sixty (60) days prior to March 31, 2008, and (B) in the case of the Step Two Primary Issuance, complete such issuances by the later of March 31, 2008 and 10 Business Days following receipt of the regulatory approval, if any, referred to in Section 6.01(a)(ii); provided, however, that either party shall have the right to elect to extend the date referred to in (A) above to sixty (60) days prior to December 31, 2008 and the date referred to in (B) above to December 31, 2008, with such election to be made by prior written notice to the other party on or before January 31, 2008.  Buyer and Issuer shall comply with all applicable laws, including, but not limited to, US regulatory and securities laws, in connection with such purchases.  In the event that the Buyer Percentage becomes equal to the Step Two Buyer Percentage as a result only of Step Two Secondary Transactions and no Step Two Primary Issuance, Buyer shall, within 5 Business Days of Buyer achieving the Step Two Buyer Percentage, provide notice in writing to Issuer indicating the number of shares of Common Stock acquired by Buyer in such Step Two Secondary Transactions. The Second Closing shall be deemed to have taken place on Issuer’s receipt of such notice (a “Step Two Deemed Closing”).

(b)  The Buyer shall be under no obligation to purchase Common Stock in Step Two Secondary Transactions pursuant to Section 2.02(a), and Issuer shall be obligated to issue to Buyer the Step Two Shares by the later of (i) March 31, 2008 or December 31, 2008, as the case may be, and (ii) 10 Business Days following receipt of the confirmation or completion of the registration, as the case may be, referred to in Section 6.01(a)(ii), if (A) Issuer does not introduce such third party or parties to Buyer at least sixty (60) days’ prior to either March 31, 2008 or December 31, 2008, as the case may be, as provided for in Section 2.02(a), or (B) Buyer determines in its sole discretion that Step Two Transactions cannot be entered into on terms satisfactory to Buyer.

(c)  The purchase price for the Step Two Shares, if issued in a Step Two Primary Issuance, shall be the Step Two Average Closing Price multiplied by the Step Two Shares (the “Step Two Purchase Price”); provided that the Step Two Purchase Price may be adjusted by multiplying it by 1.05 if:

x is not greater than y, where “x” equals:

Step Two Average Closing Price – Step One Average Closing Price
Step One Average Closing Price

and “y” equals:

Step Two KRX Index – Step One KRX Index	+ 0.20
Step One KRX Index

The Step Two Purchase Price shall be paid as provided in Section 2.04.

Section 2.03  Third Step Purchase by Buyer.

(a)  Following the Second Closing and subject to the terms and conditions of this Agreement, including compliance with Section 6.01(a)(iii):

(i)  Buyer shall have the right, but not the obligation, by notice in writing to Issuer delivered no later than April 30, 2009, to request (a “Buyer Request”) that Issuer (A) issue and sell to Buyer and/or (B) introduce Buyer, pursuant to Section 2.05, to third parties who may offer to sell to Buyer, in each case, the aggregate number of shares of Common Stock that, after giving effect to such purchase(s), will result in the Buyer Percentage being equal to the Step Three Buyer Percentage.  Buyer’s rights under this Section 2.03(a)(i) shall expire if Buyer does not deliver a Buyer Request to Issuer involving either (i) the purchases of shares of Common Stock from third parties (such purchases from third parties, “Step Three Secondary Transactions”) or (ii) the issuance by Issuer of shares of Common Stock to Buyer (the “Step Three Primary Issuance”) on or before April 30, 2009.  Issuer shall have the right, but not the obligation, to accept the Buyer Request (an “Issuer Acceptance”), which Issuer Acceptance shall be delivered in writing to Buyer no later than 10 Business Days following delivery by Buyer of the Buyer Request.  If (x) Issuer rejects the Buyer Request, (y) Issuer does not deliver the Issuer Acceptance within such 10 Business Day period, or (z) the Third Closing does not occur on or before June 30, 2009 (which date shall be automatically extended to the date which is 10 Business Days following completion of the registration referred to in Section 6.01(a)(iii) if such registration has been initiated but has not been completed by June 30, 2009; provided, however, that in no event shall the Third Closing be extended beyond September 30, 2010, after which date neither party shall be obligated to consummate the Third Closing), each party’s rights under this Section 2.03(a)(i) shall expire.  Buyer may specify in a Buyer Request, and Issuer may (but is under no obligation to) accept in its Issuer Acceptance delivered in respect of such Buyer Request, that in the event Buyer is unable to consummate Step Three Secondary Transactions with third parties introduced to Buyer pursuant to this Section 2.03(a)(i), Buyer shall accept a Step Three Primary Issuance from Issuer, with such Step Three Primary Issuance to be completed at such time as the parties may mutually agree in writing.

(ii)  Issuer shall have the right, but not the obligation, by notice in writing to Buyer delivered no later than April 30, 2009, to request (an “Issuer Request”) that Issuer (i) issue and sell to Buyer and/or (ii) introduce Buyer, pursuant to Section 2.05, to third parties who may offer to sell to Buyer, in each case, the aggregate number of shares of Common Stock that, after giving effect to such purchase(s), will result in the Buyer Percentage being equal to the Step Three Buyer

Percentage.  If Issuer does not deliver the Issuer Request to Buyer on or before April 30, 2009, Issuer’s rights under this Section 2.03(a)(ii) shall expire.  Buyer shall have the right, but not the obligation, to accept the Issuer Request (a “Buyer Acceptance”), which Buyer Acceptance shall be delivered in writing to Issuer no later than 10 Business Days following delivery by Issuer of the Issuer Request.  If (x) Buyer rejects the Issuer Request, (y) Buyer does not to deliver the Buyer Acceptance within such 10 Business Day period, or (z) the Third Closing does not occur on or before June 30, 2009 (which date shall be automatically extended to the date which is 10 Business Days following completion of the registration referred to in Section 6.01(a)(iii) if such registration has been initiated but has not been completed by June 30, 2009; provided, however, that in no event shall the Third Closing be extended beyond September 30, 2010, after which date neither party shall be obligated to consummate the Third Closing), each party’s rights under this Section 2.03(b)(ii) shall expire.  Issuer may specify in an Issuer Request, and Buyer may (but is under no obligation to) accept in its Buyer Acceptance delivered in respect of such Issuer Request, that in the event Buyer is unable to consummate Step Three Secondary Transactions with third parties introduced to Buyer pursuant to this Section 2.03(a)(ii), Issuer shall conduct a Step Three Primary Issuance in favor of Buyer, with such Step Three Primary Issuance to be completed at such time as the parties may mutually agree in writing.

(b)  Issuer shall (i) in the case of Step Three Secondary Transactions, provide Buyer notice of the identity of such third party or parties, including contact information, on or before April 30, 2009, or (ii) in the case of the Step Three Primary Issuance, complete such issuances on or before June 30, 2009 (which date shall be automatically extended to the date which is 10 Business Days following completion of the registration referred to in Section 6.01(a)(iii) if such registration has been initiated but has not been completed by June 30, 2009; provided, however, that in no event shall the Third Closing be extended beyond September 30, 2010, after which date neither party shall be obligated to consummate the Third Closing); provided, however, that in the event of a Step Three Primary Issuance, if the Step Three Buyer Outstanding Shares (without giving effect to such Step Three Primary Issuance) consist of only the Step One Shares, the Step Two Shares and adjusted shares issued by Issuer from time to time pursuant to Section 2.4 of the Investor’s Rights Agreement, the Step Three Shares shall be adjusted by subtracting 100 shares of Common Stock therefrom (so adjusted, the “Adjusted Step Three Shares”), and the purchase by the Buyer of the said 100 shares of Common Stock shall be effected from third parties in the manner as described in item (i) above.  Subject to the other terms of this Section 2.03, the proportion of shares of Common Stock issued in the Step Three Primary Issuance and purchased in Step Three Secondary Transactions shall be determined by Issuer.  Buyer shall comply with all applicable laws, including, but not limited to, US regulatory and securities laws, in connection with such purchases.  In the event that the Buyer Percentage becomes equal to the Step Three Buyer Percentage as a result only of Step Three Secondary Transactions and no Step Three Primary Issuance, Buyer shall, within 5 Business Days of Buyer achieving the Step Three Buyer Percentage, provide notice in writing to Issuer indicating the number of shares of Common Stock acquired by Buyer in such Step Three Secondary Transactions. The Third Closing shall be deemed to have taken place on Issuer’s receipt of such notice (a “Step Three Deemed Closing”).

(c)  Buyer’s issuance of a Buyer Request pursuant to Section 2.03(a)(i), or acceptance of an Issuer Request pursuant to Section 2.03(a)(ii), in respect of Step Three Secondary Transactions shall not obligate Buyer to consummate purchases with such third parties on terms that are not satisfactory, as determined by Buyer in its sole discretion.

(d)  If issued in a Step Three Primary Issuance, the purchase price for the Step Three Shares or the Adjusted Step Three Shares, as the case may be, shall be the Step Three Average Closing Price multiplied by the Step Three Shares or the Step Three Adjusted Shares, as the case may be, (“Step Three Purchase Price”); provided that the Step Three Purchase Price may be adjusted as follows:

•  The Step Three Purchase Price shall be adjusted by multiplying it by 1.15, if x-1 is not greater than y-1;

•  The Step Three Purchase Price shall be adjusted by multiplying it by 1.10, if x-1 is greater than y-1, but not greater than y-2; or

•  The Step Three Purchase Price shall be adjusted by multiplying it by 1.05, if x-1 is greater than y-2, but not greater than y-3.

Where “x-1” equals:

Step Three Average Closing Price – Step One Average Closing Price
Step One Average Closing Price

“y-1” equals:

Step Three KRX Index – Step One KRX Index	+ 0.20
Step One KRX Index

“y-2” equals:

Step Three KRX Index – Step One KRX Index	+ 0.35
Step One KRX Index

“y-3” equals:

Step Three KRX Index – Step One KRX Index	+ 0.50
Step One KRX Index

The Step Three Purchase Price shall be paid as provided in Section 2.04.

Section 2.04  Closing.  The Initial Closing, the Second Closing, and the Third Closing, if any (each a “Closing”), hereunder, other than a Deemed Closing shall take place at the offices of Squire Sanders & Dempsey L.L.P., One Maritime Plaza, Suite 300, San Francisco, California, as soon as possible, but in no event later than ten Business Days after satisfaction of the conditions set forth in Article VI (other than those conditions which by their nature are to be satisfied at such Closing) with respect to the respective purchase and sale of the Initial Shares, the Step Two Shares and the Step Three Shares, or at such other time or place as Buyer and Issuer may agree.  At any Closing that is not a Deemed Closing:

(a)  Buyer shall deliver to Issuer the Initial Purchase Price, the Step Two Purchase Price or the Step Three Purchase Price as the respective Closing may require, in immediately available funds by wire transfer to an account of Issuer designated by Issuer, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the respective Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Issuer in such amount);

(b)  Issuer shall deliver a receipt for the Initial Purchase Price, the Step Two Purchase Price or the Step Three Purchase Price, as applicable; and

(c)  Issuer shall issue or transfer the Initial Shares, the Step Two Shares and the Step Three Shares, as the case may be, to Buyer through the delivery of certificates duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, or by means of a customary DTC electronic transfer, as applicable.

Any Deemed Closing shall be deemed to take place pursuant to Section 2.02(a) or 2.03(b), as applicable. A Deemed Closing shall not be construed as a waiver by Buyer of any failure of Issuer to comply with its obligations under this Agreement, including under Article 5.

Section 2.05  Secondary Transactions.  During the course of this Agreement, Issuer shall introduce to the Buyer any third party who expresses to Issuer an unsolicited interest to sell some or all of their shares of Common Stock.  Notwithstanding anything contained herein, all purchases by Buyer of Common Stock from Persons other than Issuer shall be effected by Buyer in accordance with and pursuant to the requirements of all applicable laws, including, but not limited to, US federal and state securities laws.

Section 2.06  Ownership Information.  Buyer shall deliver to Issuer within five Business Days after any acquisition of a number of shares of Common Stock equal to 1% or more of the issued and outstanding shares of Common Stock of Issuer in a privately-negotiated transaction as provided herein, an accurate report specifying the number of shares of Common Stock acquired in such transaction and the total number of shares of Common Stock Beneficially Owned by Buyer after giving effect to such transaction.  In addition, upon the reasonable request of Issuer, Buyer shall within five Business Days deliver to Issuer a written notice specifying the number of shares of Common Stock then Beneficially Owned by Buyer.

Section 2.07  Dividends, Etc.  (a) Issuer covenants and agrees that between the Step One Date and the First Closing, it shall not:

(i)
issue any Equity Securities other than pursuant to Issuer Options that are outstanding at the date hereof under Issuer Option Plans or that are granted after the date hereof in the ordinary course of business consistent with the past practice and Issuer Option Plans;

(ii)	split, divide, subdivide, consolidate, reclassify or recapitalize any shares of Capital Stock or conduct other similar transaction;

(iii)	issue (or agree or commit to issue) any shares of Capital Stock in connection with mergers and acquisitions or similar transactions; and

(iv)	issue stock appreciation right or other similar instrument, including restricted shares, granted to officers, directors, employees, consultants or others.

(b)           The Step One Average Price, Step Two Average Price and Step Three Average Price, as applicable, shall be adjusted to reflect appropriately the effect on the trading price of the Common Stock resulting from any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Equity Securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock that occurs, or a record date for which occurs, during the 90-trading day period referred to in the definitions of Step One Average Price, Step Two Average Price and Step Three Average Price.

ARTICLE III.
Representations and Warranties of Issuer

Except as set forth in the Issuer Disclosure Schedule, Issuer hereby represents and warrants to Buyer, as of the date hereof and as of each Closing Date, as follows:

(a)  Corporate Organization.  Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Issuer (a) has all requisite power and authority to own, operate or lease all of its properties and assets and to carry on its business as it has been and is now being conducted, and (b) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay Issuer from performing its obligations hereunder. (ii) adversely affect the ability of Issuer to consummate the transactions contemplated hereby or (iii) have a Material Adverse Effect.  Issuer is registered with and supervised by the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended.  The certificate of incorporation and bylaws of Issuer, copies of all of which have previously been made available to Buyer, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.

Section 3.02  Subsidiaries.

(a)  The SEC Documents set forth a true and complete list of all of Issuer’s Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization and the percentage of each class or series of its equity securities owned by Issuer or Subsidiary.

(b)  UCB is a commercial bank duly organized and validly existing under the Laws of the State of California, and duly licensed by the CADFI.  The deposits of UCB are insured by the FDIC to the fullest extent permitted in the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Issuer is the legal and Beneficial Owner of all of the issued and outstanding equity securities of UCB.

(c)  Each of Issuer’s Subsidiaries that is a corporation:  (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (ii) has all requisite power and authority to own, operate or lease all of its properties and assets and to carry on its business as it has been and is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay Issuer from performing its obligations hereunder, (ii) adversely affect the ability of Issuer to consummate the transactions contemplated hereby or (iii) have a Material Adverse Effect. Each of Issuer’s Subsidiaries that is not a corporation:  (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay Issuer from performing its obligations hereunder, (ii) adversely affect the ability of Issuer to consummate the transactions contemplated hereby or (iii) have a Material Adverse Effect.

Section 3.03   Authority; No Violation.

(a)  Issuer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Issuer pursuant to applicable law, and no other corporate proceedings on the part of Issuer or its Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by Issuer (assuming due authorization, execution and delivery by Buyer). This Agreement constitutes, and the Ancillary Agreements will constitute, valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)  Neither the execution and delivery of this Agreement or the Ancillary Agreements by Issuer, nor compliance by Issuer with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation or bylaws of Issuer or the respective organizational documents of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the respective properties or assets of Issuer or any its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Issuer or any its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or delay Issuer from performing its obligations hereunder (ii) adversely affect the ability of Issuer to consummate the transactions contemplated hereby or (iii) have a Material Adverse Effect.

Section 3.04  Consents and Approvals.  Except for the (a) applications for Requisite Regulatory Approvals (as defined in Section 6.01(a) below), (b) filings evidencing compliance with applicable state and federal securities laws, and (c) such filings, authorizations or approvals as may be set forth in Section 3.04 of the Issuer Disclosure Schedule, no consents, approvals, authorizations, orders, filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution, delivery and performance by Issuer of this Agreement or the Ancillary Agreements or the consummation transactions contemplated hereby or thereby.  No vote of any stockholders of Issuer is required to approve this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

Section 3.05  Broker’s Fees.  None of Issuer or any of Issuer’s officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Issuer has engaged Merrill Lynch, Pierce, Fenner & Smith, Inc. (“Merrill Lynch”) as its financial advisor and will pay certain fees to Merrill Lynch.

Section 3.06  Approvals.  As of the date of this Agreement, except for (i) any required bank holding company or change in bank control notice or application, (ii) any required SAFE approval and (iii) any required CBRC approval, Issuer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis or would result in any such approval containing any condition or requirement that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07  Legal Proceedings.  Issuer is not a party to any, and there are no pending or, to Issuer’s knowledge, threatened, legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that, individually or in the aggregate, would (i) delay or prevent Issuer from performing its respective obligations hereunder, (ii) adversely affect the ability of Issuer to consummate the transactions contemplated hereby (iii) adversely affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements, or (iii) cause a Material Adverse Effect.

Section 3.08  Compliance with Applicable Law.  Issuer and each of Issuer’s Subsidiaries:

(a)  have conducted and continue to conduct their business in compliance in all material respects, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, but not limited to, if and to the extent applicable, the Exchange Act, the Securities Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the Fair Credit Reporting Act, the Electronic Fund Transfer Act, Fair Debt Collection Practices Act, Federal Deposit Reform Act of 2005, Federal Deposit Insurance Corporation Improvement Act of 1991, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act;

(b)  has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit Issuer and each of Issuer’s Subsidiaries to carry on its business as currently conducted;

(c)  has, since December 31, 2004, received no notification or communication from any Governmental Entity (i) asserting that Issuer or any of Issuer’s Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, UCB’s FDIC deposit insurance; and

(d)  Section 3.08 of the Issuer Disclosure Schedule provides a description of all material violations asserted in writing and penalties imposed by any Regulatory Agency against Issuer or its Subsidiaries since December 31, 2002.

(e)  is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of Issuer’s board of directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of Issuer or any of Issuer’s Subsidiaries and neither Issuer nor any of Issuer’s Subsidiaries has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

Section 3.09  Regulatory Reports.  (a) Except as otherwise set forth in Section 3.09 of the Issuer Disclosure Schedule, Issuer and each of Issuer’s Subsidiaries, have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with any Regulatory Agency (collectively, the “Issuer Reports”) and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Issuer and Issuer’s Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Issuer, investigation into the business or operations of Issuer or any of Issuer’s Subsidiaries since December 31, 2004.  Except as set forth in Section 3.09 of the Issuer Disclosure Schedule, there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Issuer or any of Issuer’s Subsidiaries.  Issuer has been and is in compliance in all material respects with the applicable listing requirements of the NASDAQ.  Issuer has an appropriate insider trading policy in place and has established and applied reasonable internal controls and procedures to ensure compliance with the insider trading policy.

(b)           The Issuer Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Governmental Entities, throughout the periods covered by such statements.

Section 3.10  Capitalization.  (a) The authorized capital stock of Issuer consists of 180,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.  As of August 31, 2007, there were (i) 103,781,630 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock outstanding, and (iii) options to acquire 14,481,395 shares of Common Stock outstanding pursuant to the option plans described in Section 3.10 of the Issuer Disclosure Schedule (“Issuer Option Plans”).  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The shares of Common Stock to be issued upon each Closing have been duly authorized and, if and when issued upon each Closing, will be validly issued, fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The exercise price of each option issued under Issuer Option Plans (an “Issuer Option”) is no less than the fair market value of a share of Common Stock as determined on the date of grant of such Issuer Option.  All grants of Issuer Options were validly issued and properly approved by the board of directors of Issuer (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable laws and recorded on Issuer’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” or similar practices with respect to the effective date of grant.  Except for Issuer Options, the Series A Participating Preferred Stock and the rights issuable pursuant to the Shareholder Rights Agreement, Issuer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, arrangements, commitments or agreements of any character calling for the purchase or issuance of any shares of Capital Stock or any other Equity Securities of Issuer.

(b)           All the outstanding shares of capital stock owned by Issuer in its Subsidiaries’ are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights, and are owned by Issuer of such Subsidiaries, as the case may be, whether directly or indirectly, free and clear of all Liens.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any of Issuer’s Subsidiaries or obligating Issuer or any of its Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any such Subsidiary.

Section 3.11  Financial Statements. (a) Issuer has previously made available to Buyer (i) copies of the consolidated balance sheets of Issuer as of December 31 for the fiscal years 2004 through 2006, inclusive, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the fiscal years 2004 through 2006, inclusive, as reported in Issuer’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and December 31, 2006 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Issuer’s independent registered public accountants, (ii) unaudited consolidated balance sheets of Issuer as of March 31, 2007 and June 30, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the first two fiscal quarters of 2007, and (iii) restated consolidated statements of cash flows as described in Section 3.11 of the Issuer Disclosure Schedule (collectively, the “Financial Statements”).

Each of the Financial Statements (i) was prepared in accordance with the books of account and other financial records of Issuer and its Subsidiaries, (ii) presents fairly the consolidated financial condition and results of operations of Issuer and its Subsidiaries as of the dates thereof or for the periods covered thereby in accordance with GAAP, (iii) was prepared in accordance with GAAP applied on a basis consistent with the past practices of Issuer and its Subsidiaries, and (iv) includes all adjustments (consisting, except as otherwise described in the notes to the Financial Statements, only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Issuer and its Subsidiaries and the results of the operations of Issuer and its Subsidiaries as of the dates thereof or for the periods covered thereby. Except as set forth in the SEC Documents, the consolidated financial statements of Issuer for the fiscal years 2004 through 2006 complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

Section 3.12 Absence of Certain Changes or Events.

(a)  Since December 31, 2006, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect.

(b)  Since December 31, 2006, each of Issuer and UCB has carried on its business only in the ordinary and usual course consistent with its past practice.

Section 3.13  Absence of Undisclosed Liabilities.  Except as set forth in Section 3.13 of the Issuer Disclosure Schedule, there are no Liabilities of Issuer or its Subsidiaries, other than Liabilities (a) reflected or reserved against in the Financial Statements, (b)  arising under any contract which is being performed by Issuer or any of its Subsidiary in accordance with its terms, or (c) incurred since December 31, 2006 in the ordinary course of business, consistent with past practice, of Issuer and its Subsidiaries and which, with respect to this clause (c), do not and could not reasonably be expected to have a Material Adverse Effect.  Reserves are reflected in the Financial Statements against all Liabilities of Issuer and its Subsidiaries in amounts that have been established on a basis consistent with the past practices of Issuer and its Subsidiaries and in accordance with GAAP.  Neither Issuer nor UCB has knowingly made nor shall make any representation or covenant in any agreement pursuant to which any loans or other assets have been or will be sold by Issuer or UCB that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading.  Other than any regular quarterly dividend by Issuer, no cash, stock or other dividend or any other distribution with respect to Capital Stock has been declared, set aside or paid, nor has any of Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by Issuer since December 31, 2006.

Section 3.14  SEC Documents.  Issuer has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2004, including the SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment, the SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents and (ii) did not, at the time they were filed (if an amendment, being the date the amendment was filed), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Issuer is required to file any form, report or other document with the SEC.

ARTICLE IV.
Representations and Warranties of Buyer

Buyer hereby represents and warrant to Issuer, as of the date hereof and as of each Closing Date, as follows:

Section 4.01  Requisite Power and Authority.  Buyer is a Chinese joint stock commercial bank duly incorporated, validly existing and in good standing under the corporate and banking law of the People’s Republic of China.  Buyer has all requisite corporate power and authority to perform its obligations contemplated hereunder.  This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Issuer) this Agreement constitutes, and the Ancillary Agreements will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

Section 4.02  Capitalization.  To the knowledge of Buyer, as of the date of this Agreement, no shares of capital stock of Buyer are directly owned by any Governmental Entity.

Section 4.03  Approvals.  As of the date of this Agreement, except for (i) any required bank holding company or change in bank control notice or application, (ii) any required SAFE approval and (iii) any required CBRC approval, Buyer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis or would result in any such approval containing any condition or requirement that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04  Financial Statements.  The audited consolidated balance sheets of Buyer and its Subsidiaries as of December 31 for the fiscal years 2004 through 2006, inclusive, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the fiscal years 2004 through 2006, all of which have been delivered to Issuer, fairly present in all material respects the consolidated financial condition and consolidated results of operations of Buyer and its Subsidiaries as of such dates and for such respective periods in accordance with GAAP applied consistently throughout the periods covered thereby.

Section 4.05  Purchase Entirely for Own Account.  Buyer acknowledges that Issuer is entering into this Agreement with Buyer in reliance upon Buyer’s representation and warranty to Issuer that the shares of Common Stock to be acquired by Buyer hereunder will be acquired for Buyer’s own account, not as a nominee or agent.  Any sale of such shares of Common Stock will be made in compliance with applicable law and the terms and conditions of the Investor Rights Agreement.  Buyer does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person any of the shares of Common Stock to be issued to Buyer hereunder.

Section 4.06  Disclosure of Information.  Buyer has had an opportunity to discuss Issuer’s businesses, management, financial affairs and the terms and conditions of the transaction contemplated hereby (including, without limitation, the offering and issuance of shares of Issuer Common Stock hereunder) with Issuer’s management and receive answers from Issuer’s management as Buyer considers necessary in connection with the transaction contemplated hereby.  Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in Issuer; (ii) has the ability to bear the economic risk of loss of its entire investment resulting from the acquisition of the shares of Common Stock to be issued hereunder; and (iii) has not been offered any securities of Issuer by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

Section 4.07  Restricted Securities.  Buyer understands that the shares of Common Stock to be issued hereunder have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations and warranties as expressed herein.  Buyer understands that the shares of Common Stock to be issued hereunder are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Buyer must hold the shares of Common Stock indefinitely until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

Section 4.08  Accredited Investor.  Buyer is an accredited investor as defined in Rule 501(a) of a Regulation D promulgated under the Securities Act.

Section 4.09  Foreign Jurisdiction.  Buyer has satisfied itself as to the full observance of the laws of the People’s Republic of China in connection with its approval of the transactions contemplated hereby, including (i) the legal requirements within this jurisdiction for its acquisition of the shares of Common Stock to be issued hereunder, (ii) any foreign exchange restrictions applicable to such acquisition of shares, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the shares of Common Stock to be issued hereunder.  Buyer’s approval of the transactions contemplated hereby, and its acquisition and continued beneficial ownership of the shares of Common Stock to be issued hereunder, will not violate any applicable securities or other laws of Buyer’s jurisdiction.

Section 4.10  No Ownership.  As of the First Closing, Buyer shall not Beneficially Own any Common Stock other than the Initial Shares.

ARTICLE V.
Covenants of Issuer and Buyer

Section 5.01  Conduct of Business.

(a)  Issuer covenants and agrees that, between the date hereof and the time of the First Closing, neither Issuer nor any of its Subsidiaries shall conduct its business other than in the ordinary course and consistent with Issuer’s and its Subsidiaries’ prior practice.

(b)  Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, during the period from the date of this Agreement to the First Closing Date, Issuer shall not, and shall not permit its Subsidiaries to adopt or propose any change in its certificate of incorporation or bylaws

(c)  Except as consented to in writing by Buyer, during the period from the date of this Agreement to each Closing Date, Issuer shall not, and shall not permit its Subsidiaries to:

(i)  take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to such Closing set forth in Article VI not being satisfied;  or

(ii)  take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approvals or the consummation of such Closing.

Section 5.02  All Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party agrees to cooperate fully with the other and to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement and the Ancillary Agreements and the other transactions contemplated by this Agreement, including using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate any Closing and the other transactions contemplated by this Agreement and the Ancillary Agreements. Between the date of this Agreement and the Third Closing Date, Buyer shall notify and consult with Issuer prior to taking any steps to increase the level of ownership of its outstanding equity securities by any Governmental Entity.

Section 5.03  Certain Filings.  Each of Buyer and Issuer shall use all reasonable efforts to obtain (or to enable the other of them or Issuer’s Subsidiaries to obtain) all the Requisite Regulatory Approvals and all other authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the performance by Issuer or Buyer of their respective obligations pursuant to this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.  Each party hereto agrees to make promptly all appropriate filings and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested in connection with obtaining the Requisite Regulatory Approvals and all such other authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.  Buyer will use all reasonable efforts to promptly obtain all the required approvals from the SAFE.

Section 5.04  Access to Information.  From the date of this Agreement and through the First Closing, upon reasonable notice, Issuer shall cause its officers, directors, employees, agents, representatives, accountants and counsel, and shall cause its Subsidiaries and each of its Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of Issuer and each of its Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of Issuer and of each of its Subsidiaries who have any knowledge relating to Issuer, or any of its Subsidiaries and (b) furnish to the officers, employees, agents, accountants, counsel and representatives of Buyer such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of Issuer, its Subsidiaries and their respective businesses and strategic plans and intentions (or legible copies thereof) as Buyer may from time to time reasonably request.

Section 5.05  Confidentiality.  All confidential information furnished to a party or its advisor by a party or its advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

Section 5.06  Notification of Certain Matters.  Each party shall give prompt notice to the others (and subsequently keep the other parties informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has resulted in or is reasonably likely to result in any Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VI of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.

Section 5.07  Defensive Measures.  Issuer shall (a) prior to the First Closing Date, take all actions necessary so that any other Defensive Measures are rendered inapplicable to, or are otherwise consistent with, and do not prevent Buyer from exercising its rights under, this Agreement and the Ancillary Agreements and the transactions contemplated hereby, so long as such transactions are consummated in accordance with this Agreement and the Ancillary Agreements and (b) not at any time during the term of this Agreement adopt or impose any additional Defensive Measures that prevent Buyer from exercising its rights under, this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 5.08  Amendment to the Shareholder Rights Plan.  Prior to the First Closing Date, Issuer shall take all actions necessary to render the rights issued pursuant to the terms of the Shareholder Rights Plan inapplicable to this Agreement and the transactions contemplated hereby, so long as such transactions are consummated in accordance with this Agreement and the Ancillary Agreements, which actions shall include obtaining an amendment, in form reasonably satisfactory to Buyer, to the Shareholder Rights Plan.

Section 5.09  Amendment to Issuer’s Bylaws/Appointment of Directors.  Issuer shall comply with the provisions of Sections 6.1(a) and (b) of the Investor Rights Agreement.

ARTICLE VI.
Conditions to Closing

Section 6.01  Conditions to Obligations of Issuer and Buyer.  The respective obligations of Issuer and Buyer to consummate each Closing shall be subject to the satisfaction of the following conditions:

(a)  Requisite Regulatory Approvals.

(i)  On or prior to the First Closing, Buyer and Issuer shall have completed consultation with the FRB, the CADFI and the FDIC with regard to compliance of each of the First, Second and Third Closings with the U.S. Federal Change in Bank Control Act, Bank Holding Company Act, Sections 700-711 of the California Financial Code and any other applicable Regulatory Agency requirement.

(ii)  On or prior to the Second Closing (x) Buyer shall have either (a) obtained confirmation in form and substance satisfactory to Buyer from the FRB and the CADFI that registration as a bank holding company or financial holding company under U.S. Federal laws and California State law is not legally required or (b) completed such registration and (y) Buyer shall have filed a CIBC notice with the FRB or obtained prior written confirmation that such notice is not legally required.

(iii)  On or prior to the Third Closing, Buyer shall have registered as a bank holding company or financial holding company under U.S. Federal law and California State law, to the extent such registration is required under applicable law or by the relevant Regulatory Agency.

(iv)  Prior to each Closing, Buyer and Issuer, as the case may be, shall have obtained any other required action from a Regulatory Agency, including Buyer obtaining the required approvals from the CBRC and the SAFE, as applicable.

(All such approvals being referred to herein as the “Requisite Regulatory Approvals”).

(b)  Illegality.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of such Closing.

(c)  Buyer’s Shareholder Approval.  Prior to the Third Closing, Buyer shall have obtained shareholder approval, if required, to complete the Third Closing in accordance with applicable law.

(d)  Prior Closing.  For the avoidance of doubt, the parties hereby confirm that consummation of the First Closing is a condition precedent to each of the Second and Third Closings and that the consummation of the Second Closing is a condition precedent to the Third Closing.

Section 6.02  Conditions to Obligations of Buyer.  The obligation of Buyer to consummate each Closing is also subject to the satisfaction or waiver by Buyer at or prior to such Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Issuer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of such Closing Date as though made at and as of such Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), in each case except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar qualification as to materiality set forth therein), would not, individually or in the aggregate, have a Material Adverse Effect, and Buyer shall have received a certificate, dated such Closing Date, signed on behalf of Issuer by the Chief Executive Officer and the Chief Financial Officer of Issuer to such effect.

(b)  Performance of Obligations of Issuer.  Issuer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to such Closing Date, and Buyer shall have received a certificate signed on behalf of Issuer by the Chief Executive Officer and the Chief Financial Officer of Issuer to such effect.

(c)  Consents Under Agreements.  All consents and approvals of all persons (other than the Governmental Entities) required for consummation of such

Closing shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)  Amendment to the Shareholder Rights Plan.  On or prior to the First Closing, Issuer and Mellon Investor Services LLC shall have amended, in form reasonably satisfactory to Buyer, the Shareholder Rights Plan to render the rights issued pursuant to the terms of the Shareholder Rights Plan inapplicable to this Agreement and the transactions contemplated hereby, so long as such transactions are consummated in accordance with this Agreement and the Ancillary Agreements.

(e)  No Proceeding or Litigation.  No claim, action, suit, arbitration, inquiry, proceeding or investigation shall have been commenced or threatened by or before any Governmental Entity against either Issuer, UCB or Buyer seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Buyer, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect.

(f)  No Material Adverse Effect.  There shall not exist, and no event or events shall have occurred, which, individually or in the aggregate, have had a Material Adverse Effect on Issuer.

(g)  Amendment to Issuer’s Bylaws/Appointment of Director.  As a condition to Buyer’s obligation to consummate the Second Closing only, Issuer shall have complied with Section 6.1(a) of the Investor’s Rights Agreement.

(h)  Investor’s Rights Agreement.  On or prior to the First Closing, Issuer shall have executed and delivered to Buyer the Investor’s Rights Agreement in the form attached hereto as Exhibit A.

Section 6.03  Conditions to Obligations of Issuer.  The obligation of Issuer to consummate each Closing is also subject to the satisfaction or waiver by Issuer at or prior to such Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of such Closing Date as though made at and as of such Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Issuer shall have received a certificate, dated such Closing Date, signed on behalf of Buyer by the Chairman of the Buyer or his authorized signatory to such effect.

(b)  Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to such Closing Date, and Issuer shall have received a certificate, dated such Closing Date, and signed on behalf of Buyer by the Chairman of Buyer or his authorized signatory to such effect.

(c)  Consents Under Agreements.  All consents and approvals of all persons (other than the Governmental Entities) required for consummation of such Closing shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Issuer.

(d)  No Proceeding or Litigation.  No claim, action, suit, arbitration, inquiry, proceeding or investigation shall have been commenced or threatened by or before any Governmental Entity against either Issuer, UCB or Buyer seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Issuer, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect.

(e)  No Material Adverse Effect.  There shall not exist, and no event or events shall have occurred, which, individually or in the aggregate, have had a Material Adverse Effect on Buyer.

(f)  Investor’s Rights Agreement.  On or prior to the First Closing, Buyer shall have executed and delivered to Issuer the Investor’s Rights Agreement in the form attached hereto as Exhibit A.

(g)  Board Seat.  Promptly after completion of the Second Closing, the board of directors of Buyer shall have elected as director a person designated by Issuer who shall (i) be reasonably acceptable to Buyer and (ii) have obtained any required approval from the CBRC, the CSRC and the Shanghai Stock Exchange to serve as director on the board of Buyer.

Section 6.04  Third Closing.  Without limiting the generality of the foregoing, the parties hereby confirm that their respective obligations to consummate the Third Closing shall be specifically subject to the satisfaction or waiver of (i) Buyer’s registration, if any, as a bank holding company or financial holding company as set forth in Section 6.01(b)(iii) above and (ii) Buyer’s shareholder approval as set forth in Section 6.01(c) above.

ARTICLE VII.
Termination

Section 7.01  Termination.  This Agreement may be terminated at any time prior to any Closing:

(a)  by mutual consent of Issuer and Buyer;

(b)  by either Issuer or Buyer upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied, approved based on conditions reasonably unsatisfactory to Issuer or Buyer or withdrawn at the request or recommendation of the Governmental Entity that must grant such Requisite Regulatory Approval, unless within the thirty (30)-day period following such denial, approval with reasonably unsatisfactory conditions to Issuer or Buyer or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the transactions contemplated hereby; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.01(b) if such denial, approval with conditions reasonably unsatisfactory to Issuer or Buyer, request, recommendation for withdrawal, order, injunction or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)  by either Issuer or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to such Closing; provided, however, that neither Issuer nor Buyer shall have the right to terminate this Agreement pursuant to this Section 7.01(c) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 6.02(a) (in the case of a breach of a representation or warranty by Issuer) or Section 6.03(a) (in the case of a breach of a representation or warranty by Buyer); or

(d)  by either Issuer or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to such Closing.

Section 7.02  Effect of Termination.  In the event of termination of this Agreement by any party as provided in Section 7.01, this Agreement shall forthwith become null and void and have no effect except that Sections 5.05, 7.02 and 8.02 hereof shall survive any termination of this Agreement.

Section 7.03  Amendment.  This Agreement may not be amended except by an instrument in writing signed by duly authorized representatives on behalf of each of the parties hereto.

Section 7.04  Extension; Waiver.  Issuer and Buyer, by action taken or authorized by the respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party or the other party’s affiliates hereunder, (b) waive any inaccuracies in the representations and warranties of the other party or the other party’s affiliates contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party or the other party’s affiliates with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder.  Any agreement on the part of Issuer or Buyer to any such extension or waiver shall be valid only if set forth in a written instrument signed by duly authorized representatives on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII.
Miscellaneous

Section 8.01  Nonsurvival of Representations and Warranties, Covenants and Agreements.  The representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall expire on and shall not survive each Closing Date.  The covenants and agreements contained in this Agreement which by their terms apply in whole or in part following a Closing Date, shall survive each such Closing Date.

Section 8.02  Expenses.  All costs and expenses incurred in connection with this

Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

Section 8.03  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), by facsimile or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Issuer, to:

UCBH Holdings, Inc.
555 Montgomery Street
San Francisco, CA  94111
Attention:  Eileen Romero
Vice President and Corporate Secretary
Fax:  (415) 986-0729

with copies (which shall not constitute notice to Issuer) to:

Squire, Sanders & Dempsey L.L.P.
One Maritime Plaza, Suite 300
San Francisco, CA 94111-3492
Attention:   Nicholas Unkovic, Esq.
Fax:  (415) 393-9887

and:

Merrill Lynch, Pierce, Fenner & Smith, Inc.
4 World Financial Center
New York, NY 10080
Attention:   Venkat Badinehal
Fax:  (212) 449-0019

(b)	if to Buyer, to:

China Minsheng Banking Corp., Ltd
No.2 Fuxingmennei Avenue, Xicheng District
Beijing, 100031 China
Attention：    Mao Xiaofeng
Secretary to the Board
Fax:  (8610)    6846-6796

with copies (which shall not constitute notice to Buyer) to:

M&A Center
Board of Directors Strategic Development Committee
Room 710，Building No.8, Beijing Friendship Hotel
No.1 South Zhongguancun Street, HaidianDistrict
Beijing 100873 China
Attention: Liu Yang

Fax:  (8610）   6846-6076

and:

Shearman & Sterling LLP
12th Floor East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing, 100022 China
Attention:     Lee Edwards, Esq.
Fax:  (8610) 6563-6000

Section 8.04  Interpretation.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Wherever the term “knowledge” is used in this Agreement, it means the knowledge of such party after diligent inquiry.  Unless specified otherwise herein, the terms “Section,” “Schedule,” “Exhibit” and “Appendix” refer to sections, schedules, exhibits and appendices attached to this Agreement, respectively.  The terms “hereof,” “herein,” “hereby” and “hereunder” and words of similar import refer to this Agreement as a whole, including all appendices, exhibits and schedules hereto.  The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement.  Terms defined in the singular have a comparable meaning when used in the plural and vice versa.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.05  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 8.06  Entire Agreement.  This Agreement and the Ancillary Agreements, together with all appendices, exhibits, schedules and other attachments hereto and thereto (including the documents and the instruments referred to herein and therein, including, without limitation, the Confidentiality Agreement), constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.  Notwithstanding the foregoing, any provision of the Confidentiality Agreement or any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.

Section 8.07  Governing Law; Dispute Resolution.  The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions; provided, however, that this Section 8.07 shall be governed by and interpreted in accordance with the Federal Arbitration Act of the United

States, 9 U.S.C. §§ 1 et seq.  Any dispute, claim, controversy or difference regarding the interpretation or validity or performance of, or otherwise arising out of or relating to, this Agreement (“Dispute”), shall be finally and conclusively decided by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by an Arbitral Tribunal consisting of three arbitrators appointed in accordance with those Rules.  The language of the arbitration shall be English and Mandarin Chinese.  The venue for the hearings of the arbitration shall be Hong Kong.  The parties shall bear in equal shares any fees and expenses of the Arbitral Tribunal and of the ICC; provided that the Arbitral Tribunal shall have the authority to award, as part of the Arbitral Tribunal’s decision, to the prevailing party its costs and expenses of the arbitration proceeding, including reasonable attorneys’ and experts’ fees. The Arbitral Tribunal shall render its award based on the explicit terms of this Agreement; and in instances where it is silent, on the basis of strict principles consistent with the terms of the Agreement.  The Arbitral Tribunal shall be bound by strict rules of law in making its decision, and may not pronounce judgment on equitable principles or the basis of ex aqueo et bono.  The Arbitral Tribunal shall have the authority to include in its award a decision binding upon the parties enjoining them to take or refrain from taking specific action with respect to the Dispute or declaring their rights, responsibilities and liabilities as to the Dispute.  The Arbitral Tribunal shall state the reasons for its decision in writing in the award it issues.  Judgment on the award rendered by the Arbitral Tribunal may be entered by any court having jurisdiction.  Each of the parties hereby irrevocably submits to the personal jurisdiction of, and irrevocably waives objection to the laying of venue (including a waiver of any argument of forum non conveniens or other principles of like effect) in, the state and federal courts located in San Francisco, California, USA and/or the courts of Hong Kong, for the purposes of any action commenced in aid of an arbitration hereunder, or for entry of judgment upon the Arbitral Tribunal’s award.  Each of the parties consents that all service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at its address for notices set forth in Section 8.03 hereof, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.

Section 8.08  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, and for that purpose each party hereto irrevocably submits to the non-exclusive jurisdiction of the state and federal courts located in San Francisco, California USA and irrevocably waives any objection to venue (including hereby waiving any argument of forum non conveniens or principles of similar effect) in such courts, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.09  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.10  Publicity.  Except as otherwise required by law or by the rules of the

NASDAQ or the Shanghai Stock Exchange, so long as this Agreement is in effect, neither Issuer nor Buyer shall, nor shall Issuer or Buyer permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 8.11  Assignment; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that Buyer may assign this Agreement to a Subsidiary without the prior consent of Issuer.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective heirs, administrators, executors, successors and assigns.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.12  Fax Signatures.  Any signature page hereto delivered by a fax machine or in portable document format (pdf) by e-mail shall be binding to the same extent as an original signature page, with regard to this Agreement, any agreement subject to the terms hereof or any amendment hereto or thereto.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

Section 8.11      Language.  The parties confirm and agree that both the English and Chinese versions of this Agreement shall have the same effect and be controlling in all respects and that neither is prepared for reference or accommodation purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as the day and year first written above.

CHINA MINSHENG BANKING CORP., LTD.	UCBH HOLDINGS, INC.

By:___________________________	By:___________________________
Name:_________________________	Name:_________________________
Title:__________________________	Title:__________________________

EXHIBIT A

INVESTOR’S RIGHTS AND STANDSTILL AGREEMENT

EXHIBIT B

VOTING AGREEMENT